Exhibit 99.1

BrightView Announces Successful Term Loan Repricing

Blue Bell, Pa., May 28, 2024 — BrightView Holdings, Inc. (NYSE: BV) (“Company”) today announced that it has successfully completed a repricing of its $738,000,000 senior secured term loan (the “Term Loan”) due 2029. The repricing reduces the applicable interest rate on the Term Loan to Term SOFR plus 2.50%, down from the previous Term SOFR plus 3.00% to 3.25%. All other terms remain substantially unchanged. The Company estimates that repricing the Term Loan will produce cash interest expense savings of approximately $3.7 million annually.

“Managing the balance sheet is nothing new,” said Brett Urban, BrightView Chief Financial Officer. “Where we have an opportunity to drive value, we will continue to execute and build on our commitment of profitable growth. Taking advantage of today’s market for term loan pricing is just the most recent example.”

About BrightView

BrightView, the nation’s largest commercial landscaper, proudly designs, creates, and maintains the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet.

Forward Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” and variations of such words or similar expressions. Forward-looking statements are based on BrightView’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements can be found under the caption “Risk Factors” in BrightView’s annual report on Form 10-K for the year ended September 30, 2023, as filed with the SEC, as such risk factors may be updated from time to time in its periodic filings with the SEC, which are accessible on the SEC’s website on www.sec.gov. Any forward-looking statement in this release speaks only as of the date of this release. BrightView undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Source: BrightView Landscapes

Investors

Chris Stoczko, Vice President of Finance

IR@brightview.com

New Media

David Freireich, Vice President of Communications & Public Affairs

David.Freireich@brightview.com